Exhibit 10.4

2011 Plan Award Certificate – Restricted Stock Unit (Performance-Vesting)

Alkermes plc
Connaught House
1 Burlington Road
Dublin 4, Ireland

Name: Participant Name

Address: Participant Address

Grant ID: Grant ID

Plan: Plan ID

ID: Optionee ID

Effective [Grant Date] (the “Grant Date”), you have been granted a performance-vesting restricted stock unit award (the "PRSU"). The PRSU is for a total of [Award Grant Amount] ordinary shares, par value $0.01 per share (the “Shares”), of Alkermes plc (the “Company”).

The PRSU was granted under the Alkermes plc 2011 Stock Option and Incentive Plan, as amended (the “Plan”), and is governed by the terms and conditions thereof and of this award certificate (this “Award Certificate”). A copy of the Plan is posted on your local human resources page of the Company’s website. Unless otherwise defined in this Award Certificate, all capitalized terms used in this Award Certificate shall have the respective meanings ascribed to them in the Plan.

Vesting details for the PRSU are as follows:

[INSERT MILESTONES OR OTHER VESTING SCHEDULE]

You must be employed by, or in another service relationship with, the Company on each vesting date in order to receive the Shares that vest on each such date.  For purposes of the PRSU, and as set forth in Section 14 of the Plan, you will continue to be deemed employed by the Company for so long as you (x) remain employed by the Company or any Subsidiary, regardless of any transfer between the Company or such Subsidiary or between Subsidiaries, or any transfer from one eligibility category under Section 4 of the Plan to another, or (y) are on an approved leave of absence from the Company or any Subsidiary.

No portion of the PRSU shall vest prior to the one year anniversary of the Grant Date. If a vesting event or milestone is achieved and the compensation committee of the Company’s board of directors acknowledges and recognizes the achievement of such vesting event or milestone during the 12-month period between the Grant Date and the one year anniversary of the Grant Date, the portion of the Shares subject to such vesting event or milestone shall vest on the first business day immediately following the one year anniversary of the Grant Date.

The Company will deliver to you a number of Shares equal to the number of vested Shares subject to your PRSU within three business days of each applicable vesting date. Delivery of the Shares in settlement of your PRSU is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner.

In the event of the termination of your employment or other service relationship with the Company by reason of death or permanent disability, the PRSU shall automatically vest and be exercisable in full effective upon such termination.

The grant of the PRSU does not infer any right to, or expectation of, the grant of any additional Awards on the same basis or at all, in any future year. Participation in the Plan shall in no way give you any rights to compensation for any claim of loss in relation to the Plan, including without limitation:

(a)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of an employment relationship);

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2011 Plan Award Certificate – Restricted Stock Unit (Performance-Vesting)

(b)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(c)	the operation, suspension, termination or amendment of the Plan.

Any controversy or claim arising out of or relating to this Award Certificate and/or the PRSU shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts, USA, in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

You may not be issued any Shares in respect of the PRSU unless either (i) the Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”); or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The PRSU also must comply with other applicable laws and regulations governing the PRSU, and you will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

The Company has no duty or obligation to minimize the tax consequences to you of the PRSU and will not be liable to you for any adverse tax consequences to you arising in connection with the PRSU. You are advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of the PRSU.

This Award Certificate may not be modified or amended except in a writing signed by you and a duly authorized officer of the Company. Notwithstanding the foregoing, the Administrator reserves the right to modify or amend, by written notice to you, the terms of the PRSU and/or this Award Certificate in any way it may deem necessary or advisable (i) as a result of any change in applicable laws or regulations, or any future law, regulation, ruling, or judicial decision, in each case applicable to the PRSU, or (ii) for any other legal purpose, provided that (in each case of (i) or (ii) above), no such modification or amendment shall adversely affect your rights under the PRSU and/or this Award Certificate without your written consent.

Alkermes plc

By:

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